Exhibit 3.3

AMENDMENT OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF

ONELINK, INC.

     The Undersigned, Chief Executive Officer, President and Secretary of OneLink, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that the following Amendment of Amended and Restated Articles of Amendment have been duly adopted by the Corporation’s Board of Directors, pursuant to the provisions of the Minnesota Business Corporation Act:

          1. The name of the Corporation is: OneLink, Inc.

          2. Article III of the Corporation’s Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

          “3.1 Authorized Shares. The aggregate number of shares the corporation has authority to issue shall be 16,666,666 shares, which shall have a par value of $0.01 per share, and which shall consist of 13,333,333 shares of Common Stock and 466,666 undesignated shares.

          The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional shares of Common Stock), and to fix the relative rights and preferences of each such class or series.

          The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares.”

          3. This amendment is a result of the Corporation’s 1-for-3 stock combination declared by the Corporation’s Board of Directors to be effective to the holders of the Corporation’s capital stock, par value $.01 per share, of record as of the close of business on December 1, 2003.

          4. This amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series, and will not result in a percentage of authorized shares of any class or series that remains unissued after the combination that exceeds the percentage of authorized shares of that class or series that were unissued before the combination.

          5. This amendment has been adopted pursuant to Chapter 302A of the Minnesota Statutes, also called the Minnesota Business Corporation Act.

          6. This amendment shall be effective December 1, 2003.

     In Witness Whereof, the undersigned has hereunto set his hand on this 10 day of November, 2003.

ONELINK, INC.
a Minnesota corporation

Ronald E. Eibensteiner
Chief Executive Officer, President and Secretary

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